Exhibit 99.1

Investor and Media Contact:	Ernest Scheidemann
(239) 498-8318
ernestscheidemann@wcicommunities.com

FOR IMMEDIATE RELEASE

WCI Reports Second Quarter 2008 Results

Second Quarter Financial Highlights:

•	Net loss: $100.2 million

•	Basic and diluted EPS: loss of $2.38

•	Recorded pre-tax impairments and write-offs of $33.1 million

•	Revenues: $230.1 million – down 4.6%

•	Gross new orders: $145.9 million – down 6.3%

•	Backlog at June 30, 2008: $120.0 million

•	Year-to-Date Cash Flow from Operations $236.7 million

Bonita Springs, FL (July 29, 2008) – WCI Communities, Inc. (NYSE: WCI), a leading builder of traditional and tower residences in highly amenitized lifestyle communities, today reported its results for the second quarter of 2008. For the three months ended June 30, 2008, WCI reported a net loss of $100.2 million, compared with net loss of $33.2 million in the second quarter of 2007. Basic and diluted earnings per share (EPS) from continuing operations was a loss of $2.38 compared to a loss of $1.12 for the same period a year ago. Revenues for the second quarter of 2008 were $230.1 million, compared with $241.2 million for the second quarter of 2007, a 4.6% decrease. Overall company gross margin for the second quarter of 2008 was negative 15.7% versus negative 2.9% for the second quarter of 2007.

For the six month period ended June 30, 2008, the net loss totaled $184.3 million compared with a loss of $49.0 million during the first half of 2007. Diluted EPS from continuing operations declined to a loss of $4.37 versus a loss of $1.51 for the same period a year ago. Revenues decreased 36.6% to $367.1 million from $579.4 million in the year earlier period. Gross margin as a percent of revenue was negative 10.2% for the six months ended June 30, 2008 compared to 5.6% for the first six months of 2007. Excluding impairments of $25.9 and option abandonments of $7.1 million, for the six month period gross margin as a percent of revenue was negative 7.3% versus 12.1% in the year earlier period.

For the three and six months ended June 30, 2008, combined Traditional and Tower Homebuilding gross new orders increased by 12.5% and 8.7% to 243 units and 578 units, while the aggregate value of gross new orders declined by 6.3% and 10.0% compared to the three and six months ended June 30, 2007, respectively. Cancellations, defaults and rescissions increased for the three and six month periods when compared to these same period in 2007, resulting in a decline in the overall number of net new unit orders. This decline in net new orders included Tower Homebuilding contract defaults for the Oceanside tower in Florida as well as Traditional homebuilding cancellations that were initiated by the company, each discussed further below, which on a combined basis contributed 160 and 190 cancellations for the three and six months ended June 30, 2008, respectively. Absent the Oceanside defaults and developer cancellations, aggregate net new orders increased for the six months ended June 30, 2008 by 19.9% compared to the same period in 2007.

Traditional Homebuilding

Second quarter 2008 revenues for Traditional Homebuilding, including lot sales, fell 45.4% to $97.7 million from $178.9 million for the second quarter of 2007. The company closed 186 homes compared with 217 for the same period a year ago. Florida revenues totaled $74.8 million or 76.6% of total Traditional Homebuilding revenues versus $130.2 million or 72.8% for the second quarter of 2007. Revenues from WCI’s Northeast Division accounted for 10.9% of Traditional Homebuilding revenues during the second quarter of 2008 vs. 12.0% during the same period a year ago and the company’s Mid-Atlantic Division accounted for 12.4% and 15.2% for the second quarter of 2008 and 2007, respectively. Gross margin as a percentage of revenue for Traditional Homebuilding was a negative 15.8% for the second quarter of 2008, down from 1.3% in the same period a year ago, due in large part to significant discounts and incentives to sell finished spec inventory as well as impairment charges of $11.1 million recorded this quarter, primarily as a result of mothballing two communities and to reflect lower anticipated selling prices on traditional homes that were returned to inventory following customer contract cancellations.

For the six month period ended June 30, 2008, Traditional Homebuilding revenues decreased 51.6% to $190.4 million. The company closed 356 homes compared with 523 for the same period a year ago. Gross margin as a percentage of revenue declined to negative 7.9% compared to 9.6% for the first six months of 2007. Excluding impairments of $18.0 million for the first six months of 2008, gross margin as a percent of revenue would have been 1.6%.

For the second quarter and first half of 2008, the number of gross orders decreased 22.4% and 22.6% respectively. The value of Traditional Homebuilding gross orders declined 46.1% to $77.1 million in the second quarter and declined 45.2% to $194.8 million on a year to date basis. The cancellation rate for the second quarter of 2008 was 61.6%, up from 39.1% in the first quarter of the year. Cancellations during the quarter totaled 98, which was equal to the cancellations during the same period a year ago. Cancellation rates for the three and six month periods ended June 30, 2008, were negatively impacted by our decision to voluntarily cancel 60 and 84 contracts, respectively, in certain communities and/or subdivisions in which we decided to postpone the construction of new homes, in order to avoid large investments in new development infrastructure. Excluding these developer cancellations, our cancellation rates were approximately 23.9% and 26.9% for the three and six month periods ended June 30, 2008, respectively. The average price for Traditional Homebuilding gross orders for the second quarter of 2008 fell 30.5% to $485,000 compared with $698,000 for the second quarter of 2007, due to a combination of price reductions, and mix changes. Discounts during the quarter were approximately 18.1% of sales office list pricing, compared to approximately 16.8% on orders in the same period a year ago. In total, 143 gross spec homes were sold during the quarter, with an average projected gross margin as a percent of revenues of 0%, compared to a 20% average gross margin projected for the 16 gross to-be-built orders for the quarter.

Tower Homebuilding

For the three months ended June 30, 2008, revenues in the Tower Homebuilding Division were $11.3 million, up from $2.1 million for the same period a year ago. There was one tower completing construction during the quarter compared with 7 towers under construction and recognizing revenue during the second quarter 2007. Tower Homebuilding gross margin dollars for the second quarter of 2008 totaled a negative $27.5 million. During the quarter, 71 finished spec units closed and generated $56.9 million of revenue and a 20.9% gross margin. The normal relationship between Tower Homebuilding revenue and gross margin was not evident once again this quarter as the reversal of $28.0 million of revenue because of 28 Tower defaults and other charges resulted in variances that obscured typical trends. In addition to the impacts from the defaulted units, a total of $21.9 million of impairment charges and write-offs were recorded, including $10.8 million for certain completed tower units, $4.0 million related to one undeveloped tower site, and $7.1 million of pre-development costs related to the termination of an option agreement. During each quarter, the company reviews the cost estimates for each tower under construction and makes adjustments to reflect actual increases or decreases in current and expected future costs. For the second quarter of 2008, $7.7 million of unfavorable adjustments (including a $938,000 increase to the default reserve) were made related to towers completed or under construction. These adjustments included additional construction costs as a result of contractor costs to complete projects, and estimated increased interest costs associated with longer tower construction cycles. In addition, gross margin was negatively impacted by $5.5 million in costs associated with the start-up of the hotel operations of our tower segment.

For the first half of 2008, revenues in the Tower Homebuilding Division fell 80.9% to $14.6 million. Gross margin was negative $32.1 million for the first half of 2008 compared to negative $15.9 million in the same period last year, due principally to the impairment charges, the reversal of revenue and gross margin on defaulted units and the cost adjustments referenced above.

Tower Homebuilding gross new orders for the three and six month periods ended June 30, 2008 increased from 11 units to 84 units and from 23 units to 184 units, respectively. Cancellations, rescissions and defaults recorded were 174 units and 234 units for the same periods, resulting in net new orders of negative 90 and negative 50, respectively. However, these defaults included 100 and 106 defaulted contracts that were recorded during the three and six months ended June 30, 2008, respectively, related to the Oceanside tower project in Florida. These defaults did not impact our tower revenue or gross margin since we had previously reversed the gross margin with respect to this project upon ceasing the application of percentage-of-completion accounting on this tower during the fourth quarter of 2007. Excluding these defaulted Oceanside contracts, net new orders totaled 10 and 56 for the three and six months ended June 30, 2008, respectively, resulting in a default rate year-to-date of 23.9%. The average gross order price for Tower Homebuilding units sold in the second quarter of 2008 was $819,000 compared with $1.1 million in the period a year ago, driven by a combination of price reductions and mix changes for units sold. Tower Homebuilding backlog at June 30, 2008 totaled $23.5 million, compared with $36.9 million at March 31, 2008.

Real Estate Services

Revenues for the Real Estate Services Division for the second quarter 2008 were $22.2 million, a 19.1% decrease from the $27.4 million recorded for the same period a year ago. The decline was primarily due to the slowing market for new and resale homes during the quarter. Gross margin as a percentage of revenue for the period was 6.1% compared with 9.0% in the second quarter 2007.

For the six month period, revenues in the Real Estate Services Division totaled $39.5 million, down 25.5% from the $53.0 million recorded for the six months ended June 30, 2007. Gross margin as a percentage of revenue over the period decreased to 4.0% from 8.6% in the same period a year ago primarily due to lower average selling prices of homes combined with lower sales volumes.

Other Items

Revenues for the Amenities Division for the second quarter 2008 were $18.5 million, almost even with the $18.4 million recorded in the same period a year ago. Gross margin totaled a negative $0.7 million for the second quarter 2008 versus a negative $0.9 million in the second quarter of 2007. Year to date, revenues were $41.1 million and $41.0 million for 2008 and 2007, respectively. Gross margin for the six month period ended June 30, 2008 was 5.0% compared to 0.6% for the year-ago period.

Land sale revenues for the second quarter 2008 included the sale of the Tuscany Reserve community in Naples Florida and totaled $79.4 million compared with $12.6 million for the second quarter of 2007. Gross margin as a percentage of land sales revenue equaled 7.7% for the second quarter of 2008 compared to 47.1% in the second quarter of 2007.

Other income and expense in the second quarter included a $9.0 million non-cash mark-to-market gain on the interest rate swap agreement that the company entered into in December 2005 to hedge against interest rate fluctuations on its senior variable rate bank debt. This second quarter non-cash gain directly offset a comparable non-cash loss on the same hedging instrument in the first quarter of 2008, resulting in other income of $1.1 million on a year-to-date basis in 2008 compared to $1.3 million for the first six months of 2007.

Selling, general, and administrative expenses including real estate taxes (SG&A) declined $14.1 million or 28.3% to $35.7 million for the second quarter 2008 versus $49.8 million in the second quarter of 2007. On a year to date basis, SG&A declined $21.5 million or 22.2% to $75.2 million. The lower SG&A expenses in 2008 were primarily due to reductions in salaries and benefits, as well as reductions in sales and marketing expenses. The company continues to evaluate and adjust the size of its workforce given the continued weak market environment. The company continued reducing its workforce during the second quarter and now expects its annualized salary and wage expense to be less than $66.0 million, compared to its peak run rate of about $180.0 million.

Cash Flow/Financial Position/Balance Sheet

For the three and six months ended June 30, 2008, cash flow from operating activities totaled $169.3 million and $236.7 million respectively, compared to $(16.1) million and $86.3 million, respectively in the same periods a year ago. The company continues to expect cash flow from operations to exceed $300 million for the full year.

The ratio of net debt to net capitalization increased to 86.4% at June 30, 2008 compared to 80.5% at December 31, 2007. As a result of the mandatory prepayment terms in our senior secured revolving credit agreement (Revolver), the total commitments under that facility were reduced by $44.4 million to $605.6 million through a prepayment with the net cash proceeds from the closing of the Tuscany Reserve asset sale on May 15, 2008. Subsequently, as required under the Revolver loan agreement, the total commitments were further reduced to $600.0 million on July 1, 2008. In addition, the sale of Tuscany Reserve resulted in an $18.9 million mandatory prepayment of the senior secured term loan (Term Loan) which completely satisfied the July 1, 2008 scheduled amortization requirement under the facility. As of June 30, 2008, net of $46.3 million in letters of credit, we had approximately $101.6 million available commitments under our senior secured credit facility which was further limited by borrowing base availability which was an estimated $30.0 million at June 30, 2008, plus $61.1 million of cash and cash equivalents. Due to our focus and success of selling unsold completed inventory, the impact of impairments to our inventory, and the impact of significant reductions in inventory additions, our borrowing capacity may be limited by the availability determined through our borrowing base as calculated under the Revolver and Term Loan agreements, which is currently less than the available loan commitments. In addition, our lenders are currently obtaining appraisals on our properties in the borrowing base, and while only a portion of those appraisals are complete, in some cases the appraisals reflect values that are lower than book value, having the effect of further limiting our borrowing base capacity and resulting in the loss of additional borrowing capacity. These lower than expected appraisal values could potentially trigger a mandatory repayment obligation in future periods. Thus far, we have received appraisals on assets totaling approximately $700 million of which aggregate appraisal values exceed 95% of book value, however, the ratio of appraised value to book value received to date may or may not represent the ratio of appraised value of remaining inventory.

Because the company was unable to provide notice on July 22, 2008 to its senior lenders that the company had the minimum required liquidity in cash and available commitments of $150.0 million on a proforma basis giving consideration the impact of satisfying the repayment of the notes due on

August 5, 2008 for cash, the company is now in default under its Revolver, Term Loan and tower construction loan agreements. As a result, the company’s access to additional liquidity from the Revolver has been suspended pending the resolution of this repayment obligation and completion of the proposed bank facility amendments as further described in the Tender Offer documents discussed below.

Recent Developments

As previously announced, the company amended the exchange offer it commenced on July 8, 2008 for all of its outstanding $125.0 million 4.0% Contingent Convertible Senior Subordinated Notes due 2023. Pursuant to the terms of the amended exchange offer, the company is offering to exchange a unit, consisting of $1,000 principal amount of new 17.5% senior secured notes due 2012 plus a warrant to purchase 33.7392 shares of our common stock, for each $1,000 principal amount of the outstanding convertible notes. The exchange offer is subject to customary conditions as well as a 90% minimum tender condition, and the consummation of an amendment and restatement of the company’s existing credit facilities and the issuance of new secured lien notes. The company can give no assurance that it will be able to successfully consummate the exchange offer.

Conference Call

As a result of the proposed transactions further described in the Tender Offer as filed on July 8, 2008 and as amended on July 22, 2008, WCI does not plan to conduct a conference call to discuss second quarter results in conjunction with this news release.

About WCI

WCI Communities, Inc., named America’s Best Builder in 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, Connecticut, Maryland and Virginia. The Company offers traditional and tower home choices with prices from the high-$100,000s to more than $10 million and features a wide array of recreational amenities in its communities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division, and title businesses, and its recreational amenities, as well as through land sales and joint ventures. The Company currently owns and controls developable land on which the Company plans to build over 15,000 traditional and tower homes.

# # #

For more information about WCI and its residential communities visit

www.wcicommunities.com

Forward-Looking Statement

Certain information included herein and in other company reports, Securities and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, and ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI’s ability to compete as a going concern in real estate markets where we conduct business; WCI’s ability to pay principal and interest on its current and future debts; WCI’s ability to maintain sufficient working capital; WCI’s ability to amend its bank agreements and obtain waivers as needed from time to time to obtain covenant relief and to avoid bank defaults during the market downturn; WCI’s ability to amend its bank agreements or obtain waivers to cure any existing bank defaults; the insolvency of WCI; the instiution of proceedings under the Bankruptcy Code of the United States relating to WCI and/or its subsidiaries; WCI’s ability to maintain or increase historical revenues and profit margins; WCI’s ability to collect contract receivables from buyers purchasing homes as investments; the availability and cost of land in desirable areas in its geographic markets and our ability to expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; availability of labor and materials and material increases in insurance, labor and material costs; increases in interest rates and availability of mortgage financing; the ability of prospective residential buyers to obtain mortgage financing due to tightening credit markets, appraisal problems or other factors; increases in construction and homeowner insurance and availability of insurance, the continuing negative buyer sentiment and erosion of consumer confidence; the negative impact of claims for contract rescission or increasing cancellation rates by contract purchasers; the negative impact if certain Watermark purchasers elect to rescind their contracts to the extent they are entitled to any rescission rights; adverse legislation or regulations; adverse legal proceedings; the ability to retain employees; changes in generally accepted accounting principles; natural disasters; adverse weather conditions; and changes in general economic, real estate and business conditions and other factors over which the company has little or no control. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

WCI Communities, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	June 30,	December 31,
	2008	2007
Assets

Cash and cash equivalents	$61,130	$188,821
Contracts receivable	58,841	358,327
Real estate inventories	1,655,434	1,848,309
Property and equipment	227,983	236,429
Other assets	174,791	259,345

Total assets	$2,178,179	$2,891,231

Liabilities and Shareholders’ Equity

Accounts payable, accruals and other liabilities	$365,650	$547,597
Debt obligations:
Senior revolving credit facility	457,762	545,975
Senior term note	224,829	262,500
Mortgages and notes payable	77,332	300,125
Senior subordinated notes	525,000	525,000
Junior subordinated notes	165,000	165,000
Contingent convertible senior subordinated notes	125,000	125,000

Total debt obligations	1,574,923	1,923,600

Total shareholders’ equity	237,606	420,034

Total liabilities and shareholders’ equity	$2,178,179	$2,891,231

Other Balance Sheet Data
Debt	$1,574,923	$1,923,600
Shareholders’ equity	237,606	420,034

Capitalization	$1,812,529	$2,343,634

Ratio of debt to capitalization	86.9%	82.1%

Debt, net of cash and cash equivalents	$1,513,793	$1,734,779
Shareholders’ equity	237,606	420,034

Capitalization, net of cash and cash equivalents	$1,751,399	$2,154,813

Ratio of net debt to net capitalization	86.4%	80.5%

Shareholders’ equity per share	$5.64	$9.97

WCI Communities, Inc.

Selected Revenues and Earnings Information

(Dollars in thousands, except per share data)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2008	2007	2008	2007
REVENUES

Homebuilding:
Homes	$94,197	$171,283	$185,295	$385,356
Lots	3,455	7,659	5,075	7,796

Total traditional	97,652	178,942	190,370	393,152
Towers	11,314	2,130	14,577	76,114

Total homebuilding	108,966	181,072	204,947	469,266

Real estate services	22,162	27,379	39,503	53,000
Amenity membership and operations	18,499	18,434	41,063	41,018
Land sales	79,420	12,598	79,420	12,598
Other	1,036	1,705	2,201	3,472

Total revenues	230,083	241,188	367,134	579,354

GROSS MARGIN

Homebuilding:
Homes	(16,259)	(224)	(16,591)	35,313
Lots	866	2,479	1,601	2,467

Total traditional	(15,393)	2,255	(14,990)	37,780
Towers	(27,450)	(16,723)	(32,144)	(15,888)

Total homebuilding	(42,843)	(14,468)	(47,134)	21,892

Real estate services	1,341	2,472	1,569	4,574
Amenity membership and operations	(737)	(924)	2,053	266
Land sales	6,124	5,937	6,023	5,867
Other	(61)	28	205	99

Total gross margin	(36,176)	(6,955)	(37,284)	32,698

OTHER INCOME AND EXPENSES
Equity in losses (earnings) from joint ventures	(155)	291	(101)	(495)
Other income	429	(363)	(1,576)	(852)
Market valuation on interest rate swap	(8,915)	—	590
Hurricane recoveries	—	(3,881)	—	(5,393)
Selling, general and administrative, including real estate taxes, net	35,735	49,836	75,239	96,739
Depreciation and amortization	4,787	5,577	9,742	11,232
Interest expense, net	31,670	18,271	62,165	34,635
Expenses related to debt amendments and early repayment of debt	1,343	—	1,343	—

Loss from continuing operations before minority interests and income taxes	(101,070)	(76,686)	(184,686)	(103,168)
Minority interests	1,119	1,415	874	822
Income tax expense (benefit)	267	(28,428)	504	(38,899)

Loss from continuing operations	(100,218)	(46,843)	(184,316)	(63,447)
Income from discontinued operations, net of tax	—	273	—	1,066
Gain on sale of discontinued operations, net of tax	—	13,353	—	13,353

Net loss	$(100,218)	$(33,217)	$(184,316)	$(49,028)

(LOSS) EARNINGS PER SHARE:
Basic:
From continuing operations	$(2.38)	$(1.12)	$(4.37)	$(1.51)
From discontinued operations	0.00	0.33	0.00	0.34

	$(2.38)	$(0.79)	$(4.37)	$(1.17)

Diluted:
From continuing operations	$(2.38)	$(1.12)	$(4.37)	$(1.51)
From discontinued operations	0.00	0.33	0.00	0.34

	$(2.38)	$(0.79)	$(4.37)	$(1.17)

WEIGHTED AVERAGE NUMBER OF SHARES
Basic	42,169	41,988	42,159	41,954
Diluted	42,169	41,988	42,159	41,954

OPERATING DATA
Interest incurred	$33,551	$34,544	$69,441	$69,933
Interest included in cost of sales	$24,922	$8,560	$30,751	$22,336

WCI Communities, Inc.

Homebuilding Operational Data

(Dollars in thousands)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Combined Traditional and Tower Homebuilding
Homes Closed (Units)*	363	389	672	949

Gross New Orders (Units)	243	216	578	532
Gross Contract Values of New Orders	$145,869	$155,688	$350,899	$389,677

Net New Orders (Units)	(29)	50	154	287
Net Contract Values of New Orders	$(109,753)	$9,057	$(31,188)	$165,160

Average Selling Price Per New Order, Gross	$600	$721	$607	$732

Traditional Homebuilding
Homes Closed (Units)
Florida	155	156	295	339
Northeast U.S.	21	37	46	147
Mid-Atlantic U.S.	10	24	15	37

Total	186	217	356	523

Revenues, excluding lot revenues
Florida	$71,350	$122,590	$143,592	$259,805
Northeast U.S.	10,691	21,405	22,553	80,673
Mid-Atlantic U.S.	12,156	27,288	19,150	44,878

Total	$94,197	$171,283	$185,295	$385,356

Average Selling Price Per Home Closed
Florida	$460	$786	$487	$766
Northeast U.S.	509	579	490	549
Mid-Atlantic U.S.	1,216	1,137	1,277	1,213

Total	$506	$789	$520	$737

Gross New Orders (Units)
Florida	135	132	338	347
Northeast U.S.	17	51	42	111
Mid-Atlantic U.S.	7	22	14	51

Total	159	205	394	509

Cancellations (Units)
Florida	(50)	(75)	(121)	(123)
Northeast U.S.	(48)	(16)	(68)	(25)
Mid-Atlantic U.S.	—	(7)	(1)	(10)

Total	(98)	(98)	(190)	(158)

Net New Orders (Units)
Florida	85	57	217	224
Northeast U.S.	(31)	35	(26)	86
Mid-Atlantic U.S.	7	15	13	41

Total	61	107	204	351

Gross Contract Values of New Orders
Florida	$59,093	$90,455	$154,189	$233,522
Northeast U.S.	9,509	28,686	22,926	64,478
Mid-Atlantic U.S.	8,496	23,919	17,700	57,426

Total	$77,098	$143,060	$194,815	$355,426

Contract Values of Cancellations
Florida	$(30,879)	$(64,317)	$(74,529)	$(108,181)
Northeast U.S.	(22,750)	(8,380)	(33,492)	(13,426)
Mid-Atlantic U.S.	—	(6,792)	(830)	(11,315)

Total	$(53,629)	$(79,489)	$(108,851)	$(132,922)

Net Contract Values of New Orders
Florida	$28,214	$26,138	$79,660	$125,341
Northeast U.S.	(13,241)	20,306	(10,566)	51,052
Mid-Atlantic U.S.	8,496	17,127	16,870	46,111

Total	$23,469	$63,571	$85,964	$222,504

Gross Average Selling Price Per New Order
Florida	$438	$685	$456	$673
Northeast U.S.	559	562	546	581
Mid-Atlantic U.S.	1,214	1,087	1,264	1,126

Total	$485	$698	$494	$698

Tower Homebuilding
Homes Closed (Units)
Florida	97	172	227	426
Northeast U.S	80	—	89	—

Total	177	172	316	426

Revenues
Florida	$47,604	$(17,078)	$48,554	$38,355
Northeast U.S.	(36,290)	19,208	(33,977)	37,759

Total	$11,314	$2,130	$14,577	$76,114

Gross New Orders (Units)
Florida	73	9	170	20
Northeast U.S.	11	2	14	3

Total	84	11	184	23

Cancellations/Defaults (Units)
Florida	(123)	(67)	(179)	(84)
Northeast U.S.	(51)	(1)	(55)	(3)

Total	(174)	(68)	(234)	(87)

Net New Orders (Units)
Florida	(50)	(58)	(9)	(64)
Northeast U.S.	(40)	1	(41)	—

Total	(90)	(57)	(50)	(64)

Gross Contract Values of New Orders
Florida	$58,574	$10,356	$142,140	$30,866
Northeast U.S.	10,197	2,272	13,944	3,385

Total	$68,771	$12,628	$156,084	$34,251

Contract Values of Cancellations/Defaults
Florida	$(150,331)	$(66,261)	$(218,099)	$(89,107)
Northeast U.S.	(51,662)	(881)	(55,137)	(2,488)

Total	$(201,993)	$(67,142)	$(273,236)	$(91,595)

Net Contract Values of New Orders
Florida	$(91,757)	$(55,905)	$(75,959)	$(58,241)
Northeast U.S.	(41,465)	1,391	(41,193)	897

Total	$(133,222)	$(54,514)	$(117,152)	$(57,344)

Gross Average Selling Price Per New Order
Florida	$802	$1,151	$836	$1,543
Northeast U.S.	927	1,136	$996	$1,128

Total	$819	$1,148	$848	$1,489

Towers under construction recognizing revenue during the period	1	7	1	11

	June 30,
	2008	2007
Combined Traditional and Tower Homebuilding
Aggregate Backlog Contract Values, Traditional and Tower Homebuilding	$119,976	$635,595

Traditional Homebuilding
Backlog (Units)	165	698

Backlog Contract Values	$96,521	$525,360

Tower Homebuilding

Cumulative Units in Backlog	86	807

Cumulative Contract Values	$82,949	$1,053,672

Less: Cumulative Revenues Recognized	(59,494)	(943,437)

Backlog Contract Values	$23,455	$110,235

*	The Company uses the percentage of completion method to recognize revenue on sold tower units. Accordingly, the closing of tower homes corresponds with the collection of contracts receivable.

WCI Communities, Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	For the six months ended June 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(184,316)	$(49,028)
Asset impairment losses and land acquisition termination costs	39,833	37,061
Decrease (increase) in real estate inventories	141,809	(52,826)
Decrease in contracts receivable	299,486	344,019
Decrease in customer deposits	(108,025)	(101,301)
(Increase) decrease in restricted cash	(196)	14,266
Decrease in accounts payable and other liabilities	(45,804)	(75,248)
All other	93,950	(30,614)

Net cash provided by operating activities	236,737	86,329

Cash flows from investing activities:
Additions to property and equipment, net	(1,668)	(14,044)
Proceeds from sale of property and equipment	—	47,105
Other	(102)	427

Net cash used in investing activities	(1,770)	33,488

Cash flows from financing activities:
Net repayments under debt obligations	(348,691)	(135,681)
All other	(13,967)	(3,844)

Net cash used in financing activities	(362,658)	(139,525)

Net decrease in cash and cash equivalents	$(127,691)	$(19,708)

Summary of Land Controlled

June 30, 2008

Region	Remaining Planned Units	Units in Backlog as of 6/30/08	Value in Backlog as of 6/30/08	Spec Units in WIP	Finished Spec and Model Units	Total Units Remaining	% Owned
Traditional Homebuilding (Including Lots)
Florida
Miami / Ft. Lauderdale	956	31	$21.6	9	123	793	100%
Naples / Ft. Myers	3,891	59	28.2	37	8	3,787	100%
Palm Beach / Indian River	834	1	2.5	—	11	822	100%
Palm Coast / Jacksonville	13	3	1.7	2	8	—	100%
Perdido Key	83	—	—	—	12	71	100%
Tampa / Sarasota	2,613	29	13.5	8	93	2,483	70%
Mid-Atlantic	350	6	8.5	1	17	326	85%
Northeast	1,498	36	20.6	5	29	1,428	100%

Traditional Homebuilding Total	10,238	165	96.5	62	301	9,710	92%

Tower Homebuilding
Florida
Miami / Ft. Lauderdale	741	16	9.6	—	228	497	100%
Naples / Ft. Myers	1,068	13	9.1	—	83	972	100%
Palm Beach / Indian River	202	3	0.9	—	35	164	100%
Palm Coast / Jacksonville	277	2	(1.9)	—	17	258	100%
Perdido Key	1,495	5	2.7	—	74	1,416	100%
Tampa / Sarasota	660	—	—	—	31	629	100%
Mid-Atlantic	284	—	—	—	—	284	100%
Northeast	171	47	3.1	—	70	54	68%

Tower Homebuilding Total	4,898	86	23.5	—	538	4,274	99%

Total Homebuilding
Florida
Miami / Ft. Lauderdale	1,697	47	31.2	9	351	1,290	100%
Naples / Ft. Myers	4,959	72	37.3	37	91	4,759	100%
Palm Beach / Indian River	1,036	4	3.4	—	46	986	100%
Palm Coast / Jacksonville	290	5	(0.2)	2	25	258	100%
Perdido Key	1,578	5	2.7	—	86	1,487	100%
Tampa / Sarasota	3,273	29	13.5	8	124	3,112	76%
Mid-Atlantic	634	6	8.5	1	17	610	92%
Northeast	1,669	83	23.6	5	99	1,482	97%

Total Homebuilding Total	15,136	251	120.0	62	839	13,984	94%

Remaining Planned Units

June 30, 2008

			Total
	Owned	Optioned	Controlled
Traditional Homebuilding	9,390	848	10,238
Tower Homebuilding	4,844	54	4,898

Total Homebuilding	14,234	902	15,136